Exhibit 10.1

August 22, 2022
Robert Greyber
Employment Offer – Chief Executive Officer
Dear Rob,
Vacasa LLC (the “Company”) is pleased to offer you a position on the terms set forth in this letter.
Title and Term: Commencing on September 6, 2022 (the “Start Date”), you will be employed as Chief Executive Officer of the Company and Vacasa, Inc., reporting to the Vacasa, Inc. Board of Directors (the “Board”). Your employment hereunder will continue until either the Company or you provide 30 days written notice (the “Notice Period”) to the other to terminate the employment relationship or, if sooner, until your death or termination due to your total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended. Assuming your continued employment pursuant to this offer letter, you will be appointed to serve as a member of the Board as soon as practicable on or after your Start Date; provided, that if such appointment has not occurred before the filing date of Vacasa, Inc.’ s definitive annual proxy statement for 2023, you will be nominated for election by the shareholders of Vacasa, Inc. at Vacasa, Inc.’s 2023 annual shareholders meeting to serve as a member of the Board.
Location of Position: Your position is primarily located in the Seattle metropolitan area of Washington. The Company understands that you will remain a resident of Washington, but you agree to travel to Portland, Oregon from time to time as reasonably necessary to perform your duties and responsibilities as Chief Executive Officer and as otherwise requested by the Board. In the future, the Board may determine to change the primary location of your position to Portland, in which case you will be permitted to remain a resident of Washington but will be required to travel to Portland on a weekly or biweekly basis as necessary to perform your duties and responsibilities as Chief Executive Officer. The Company will pay or otherwise reimburse you for reasonable costs for flights to and from Washington and Portland. You will be provided Company accommodations and the Company will reimburse you for standard living expenses for the time spent in Portland in the performance of your duties and responsibilities hereunder. All reimbursement requests made pursuant to this section are subject to the Company’s reimbursement policy, including appropriate substantiation for any such requests. To the extent deemed taxable to you, all payments and reimbursements pursuant to this section will be fully grossed up for applicable taxes using such methodology as is reasonably and in good faith determined by the Company.
At-Will Employment: The Company is an at-will employer. This means that you may terminate your employment with the Company at any time and for any reason whatsoever, with or without cause or advance notice other than the Notice Period. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice other than the Notice Period. The at-will employment relationship cannot be changed except in a writing signed by the person or persons specified in the paragraph below titled “Additional Provisions.” Upon termination, you will be paid any earned but unpaid compensation for which you are eligible.
Salary: You will be paid a base salary at the rate of $600,000 per annum (as may be increased from time to time, the “Base Salary”), which will be paid in accordance with Company payroll practices and subject to applicable deductions and withholdings.
Annual Bonus Opportunity: You will be eligible for an annual bonus of up to 100% of your then-current Base Salary, subject to meeting certain performance criteria as will be set by the Board in its discretion after consultation with you. Any bonus that may become payable to you will be paid no later than March 15 of the calendar year after the calendar year as to which the performance relates.
Benefits; Indemnification Agreement: You will be eligible to participate in the Company’s benefit plans, programs and arrangements in accordance with their terms, including applicable eligibility requirements. The Company currently offers the following benefits: i) medical insurance; ii) dental insurance; iii) vision insurance;

iv) eligibility to participate in the Company 401(k) plan; and v) standard holiday pay.  You will also be eligible to take time off in accordance with the Company’s non-accrued vacation policy, and for paid sick leave in accordance with Company policy and applicable law.   All benefits are subject to change and the full terms and conditions applicable to your eligibility for benefits are set forth in the benefit plan documents or the Employee Handbook.  If this description of benefits differs from the terms and conditions set forth in the plan documents or the Employee Handbook, the plan documents or Employee Handbook will control. In addition, Vacasa, Inc. will enter into an Indemnification and Advancement Agreement (the “Indemnification Agreement”) with you that is attached hereto as Exhibit A.
Initial Equity Awards: On your Start Date, Vacasa, Inc. will grant you an award of Vacasa, Inc. restricted stock units (“RSUs”) and an award of Vacasa, Inc. performance-stock units (“PSUs”) in respect of shares of Vacasa, Inc. Class A common stock (“Common Stock”), each under the Vacasa, Inc. 2021 Incentive Award Plan (the “Plan”). The number of RSUs and PSUs underlying each award will be determined by dividing $6,250,000 by the trailing average closing trading price of a share of Vacasa, Inc. Class A common stock over the 25 consecutive trading days ending on and including August 18, 2022.
The RSU award will vest as to 25% of the total RSUs on the first anniversary of the grant date, and as to 1/16th of the total RSUs on each quarterly anniversary thereafter, subject to your continued service to the Company through the applicable vesting date. Once granted, the RSU award will be subject to the terms of the Plan and an RSU award agreement substantially in the form most recently approved by the Board or its compensation committee, which terms will supersede the description of the award in this letter agreement.
The PSU award will be subject to the terms of the Plan, and the vesting and other terms set forth in the PSU award agreement attached hereto as Exhibit B.
Refresh Equity Awards: Subject to your continued employment with the Company, commencing in 2023, you will be eligible to participate in Vacasa, Inc.’s annual refresh equity award program. Any such refresh awards will consist of an award of RSUs and an award of PSUs under Vacasa, Inc.’s then-current equity incentive plan. Unless a higher grant value is determined in the discretion of the Board or its compensation committee at the time of grant, assuming that the Board or its compensation committee sets a four-year time-vesting schedule for a refresh award, the number of RSUs and PSUs underlying each refresh award will be determined by dividing $1,500,000 for each of the RSU and the PSU refresh awards by the trailing average closing trading price of a share of Vacasa, Inc. Class A common stock over the 20 consecutive trading days ending with the trading day immediately preceding the grant date. If less than a four-year time-vesting schedule applies to a refresh award, then the $1,500,000 value of the award shall be proportionately adjusted (e.g., for a three year time-vesting schedule, the value of the award would be $1,125,000). Each refresh RSU award shall vest on a quarterly basis over a period no longer than four years (with an equal number of RSUs included in such award eligible to vest on each such quarterly vesting date), subject to your continued service with the Company through the applicable vesting date unless otherwise provided in the applicable award agreement. Each refresh PSU award shall have performance metrics and other terms that are consistent with the refresh PSU awards granted to the Company’s other senior executives for the applicable year, as determined by the Board or its compensation committee. Once granted, each refresh award will be subject to the terms of Vacasa, Inc.’s then-current equity incentive plan and an award agreement evidencing the award.
Potential Termination Payments and Benefits: You will be eligible for the severance and change in control benefits set forth in the Change in Control and Retention Agreement attached hereto as Exhibit C (the “Retention Agreement”), subject to the terms and conditions thereof.
Notice Period and Vesting Cessation: During the Notice Period, the Company, in its sole discretion, may require that you do not report to work but remain available to perform any transition duties reasonably requested by the Company, provided that, in such case, the Company nonetheless will continue to pay you your then-current Base Salary for the duration of the Notice Period. In the event that (I) either (a) your employment is terminated by the Company for Cause (as defined in the Retention Agreement), or (b) your employment is terminated by you without Good Reason (as defined in the Retention Agreement), the vesting of any then outstanding Vacasa, Inc. equity awards (each, an “Equity Award”) will cease as of the first day of the Notice Period, (II) your employment is terminated due to your death or your Disability (as defined in the Retention Agreement), the vesting of any then outstanding Equity Awards will cease as of date of such termination, or (III) either (a) your employment is terminated by the Company without Cause or (b) your employment is terminated by you for Good Reason, the vesting of any then outstanding Equity Awards will cease as of the last date of the Notice Period (each such date on which vesting ceases in any of clauses (I) through (III), as applicable, the “Vesting Cessation Date”), and, following the Vesting Cessation Date, except as otherwise provided in the Retention Agreement or in an award agreement evidencing an Equity Award, you no longer will be eligible to vest in any remaining, unvested portion of any then outstanding Equity Awards and such unvested portion shall be forfeited for no consideration. The Vesting Cessation Date may be modified, amended or superseded only in a written agreement, in accordance with the procedures set forth below under “Additional Provisions,” that specifically references this provision in this letter agreement.
Section 409A: The parties agree that this letter agreement will be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this letter agreement and other documents and arrangements referenced herein will be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company, Vacasa Holdings LLC or any of their respective subsidiaries or successors (the “Company Group”) or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns of such company have any liability, responsibility or obligation to indemnify or reimburse you or to hold you harmless for any additional tax, interest or penalties that may be imposed on you as a result of the application Code Section 409A or any damages for failing to comply with Code Section 409A.
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits incurred during your employment, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred. With regard to any provision herein that provides for a tax gross-up payment, the payment will be made on or before the last day of your taxable year following the taxable year in which you remit the related taxes.
To the extent necessary to comply with Section 409A, references to the termination of your employment or similar terms will be considered references to your separation from service within the meaning of Code Section 409A. The Company reserves the right to amend this letter agreement as it considers necessary or advisable, in its sole discretion and without your consent, to comply with any provision required to avoid the imposition of the additional tax imposed under Code Section 409A or to otherwise avoid income recognition under Code Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this letter agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulations Section 1.409A-2(b)(2).
Company Policies and Conflicts: As a Company employee, you are expected to abide by the Company’s rules and standards. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any information to the Company of your former employer, and that, in performing your duties for the Company, you will not in any way utilize any such information or any third party confidential information of any other entity.
Confidentiality and Restrictive Covenants Agreement: It is a condition of this offer that you must sign an At-Will Employment, Confidential Information, Non-Competition, Non-Solicitation and Invention Assignment Agreement in the form attached hereto as Exhibit D (the “Confidentiality Agreement”).
Dispute Resolution Agreement: The Company has adopted a Dispute Resolution Agreement, which is attached hereto as Exhibit E (the “DR Agreement”), under which disputes that might arise would be resolved through arbitration. Please review the DR Agreement. If you do not wish to be bound by the dispute resolution procedures outlined in the DR Agreement, you must follow the instructions in paragraph 2 of the DR Agreement.
Certain Expenses: Upon your submission no later than 30 days after the date of this letter agreement of appropriate itemized proof and verification of reasonable and customary fees incurred by you in obtaining advice from third-party advisors associated with the review, negotiation and execution of this letter agreement and related matters (including the attachments hereto), the Company shall reimburse you for such fees no later than 60 days after the date of this letter agreement, up to a maximum aggregate cap of $100,000.
Additional Provisions: To agree to the terms and conditions of this letter agreement, please sign and date this letter agreement in the space provided below and return it to me. This letter agreement, along with the Confidentiality Agreement, DR Agreement, Retention Agreement, Indemnification Agreement and agreements relating to the initial RSU and PSU awards, set forth the terms of your employment with the Company and supersede any prior representations or agreements regarding the same, whether written or oral. Except to the limited extent specified under the section above titled “Section 409A,” this letter agreement may not be modified or amended except by a written agreement signed by the Chair of the Board and you. This offer of employment will terminate if it is not accepted, signed and returned by August 23, 2022. Further, this offer of employment will be null and void if you fail to commence employment with the Company on September 6, 2022.
(signature page follows)

Sincerely,

_/s/ Jeff Parks______ Jeff Parks Chair of the Board Vacasa, Inc.

Agreed and Accepted:
_/s/ Robert Greyber____________________________    _August 23, 2022_______________________
Signature – Robert Greyber                        Date